EXHIBIT 32.1

Section 1350 Certification of Principal Executive Officer

In connection with the quarterly report of Applied Nanotech Holdings, Inc. (the “Company”) on Form 10-Q for the quarter ended September 30, 2013, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Dr. Zvi Yaniv, the President and Chief Operating Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.     The Report fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934; and

2.     The information contained in this Report fairly presents, in all material respects, the financial conditions and results of operations of the Company as of the dates and for the periods expressed in the report.

Date: November 4, 2013	/s/ Dr. Zvi Yaniv Dr. Zvi Yaniv President and Chief Operating Officer